EXHIBIT 5

      Avenue Entertainment Group, Inc. [LOGO] [LETTERHEAD]

                                                                October 30, 1997


      Avenue Entertainment Group, Inc.
      Suite 2110, 11111 Santa Monica Blvd.
      Los Angeles, California 90025

      Gentlemen:

         Reference is made to the Registration Statement on Form SB-2 of Avenue Entertainment Group, Inc. (the "Company") relating to the registration of shares of the Company's common stock, par value $.01 per share (the "Common Stock").

         I am General Counsel of the Company, and have examined such corporate records and other documents as I have deemed relevant. Based upon the above, and assuming no change between the date hereof and the date of any issuance of shares of Common Stock in the relevant law or facts, I am of the opinion that (i) the shares of Common Stock to be sold by the Company pursuant to the Registration Statement have been authorized and, when issued and paid for in accordance with the terms described therein, will be validly issued, fully paid, and non-assessable, and (ii) the shares of Common Stock to be sold by the Selling Stockholder have been authorized and are validly issued, fully paid, and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name in the Prospectus.

                                                      Very truly yours,

                                                      Andrea D. Kantor